Exhibit 4.58

English Translation for Reference Only

Supplementary Agreement

Lessor (Party A): CEEG (Nanjing) Special Transformer Co., Ltd.

Lessee (Party B): CEEG (Nanjing) New Energy Co., Ltd

Party A and Party B entered into a factory leasing agreement numbered XMO 12021 on May 1, 2011. Both parties have faithfully performed their contractual obligations. Now, both parties hereby terminate the original factory leasing agreement, and, upon consultation, reach agreement on the following terms:

1. The leasing term of the original leasing agreement expires on 30 April, 2014.

2. The unperformed portion of the original leasing agreement is terminated starting from January 1, 2012.

3. Both parties agree not to hold the other party accountable under the original leasing agreement after its termination.

4. In case of disputes due to the effectiveness, interpretation or performance of the agreement, both parties shall solve it through negotiation. If negotiation doesn't work, either party may file a lawsuit to the people's court in the place where leased factory is.

5. The agreement shall take effect from the date both parties sign or seal it.

6. This agreement is in quadruplicate with each party having two copies, each of which has the same legal effect.

Party A: CEEG (Nanjing) Special Transformer Co., Ltd.
/Seal/ CEEG (Nanjing) Special Transformer Co., Ltd.

Representative (signature):

Party B: CEEG (Nanjing) New Energy Co., Ltd.
/Seal/ CEEG (Nanjing) New Energy Co., Ltd.

Representative (signature):

May 29, 2012

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